Exhibit 99.3

Secure Computing Corporation

Unaudited Pro Forma Condensed Combined Financial Statements as of June 30, 2006, for the six months ended June 30, 2006 and for the fiscal year ended December 31, 2005

Introduction to the Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Secure Computing Corporation (“Secure”), of CipherTrust, Inc. and Subsidiaries (“CipherTrust”) and CyberGuard Corporation (“CyberGuard”) after giving effect to the acquisition by Secure of substantially all of the assets of CipherTrust, certain financing transactions described below, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

On August 31, 2006, Secure completed the purchase of substantially all of the assets relating to CipherTrust. Consideration given in exchange for the purchase of CipherTrust includes $188.1 million in cash and 10,000,000 shares of Secure common stock, plus a potential earn out payment of up to $10.0 million (the “Earn Out Payment”) payable in cash and in the form of a promissory note. $90.0 million of the cash portion of the Merger consideration was financed pursuant to a senior secure debt facility from a syndicate of banks led by Citigroup and UBS Investment Bank. A final determination of the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values is expected during the fourth quarter of 2006. Secure financed the acquisition by using cash on hand, issuance of common stock, and borrowings under its senior secured credit facility referred to as the “financing transactions.”

On January 12, 2006, Secure acquired 100% of the outstanding common shares of CyberGuard. The results of CyberGuard’s operations have been included in Secure’s unaudited condensed consolidated financial statements since that date. The CyberGuard results for the first 11 days of 2006 are not material and are not reflected in the unaudited pro forma condensed combined statement of operations. Secure financed $70.0 million of the CyberGuard acquisition through the issuance of preferred equity securities. See additional information on the acquisition of CyberGuard in Secure’s most recently filed Quarterly Report on Form 10-Q for the period ended September 30, 2006.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited historical financial statements of Secure found in its Annual Report on Form 10-K for the year ended December 31, 2005, and the audited consolidated financial statements of CipherTrust found in Item 9.01(a) and Exhibit 99.1 of this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined balance sheet as of June 30, 2006 combines the unaudited condensed consolidated balance sheet of Secure as of June 30, 2006 and the unaudited condensed consolidated balance sheet of CipherTrust as of the same date, with pro forma adjustments as if the acquisition and the financing transaction had occurred on January 1, 2006. The unaudited condensed combined statement of operations for the six-months ended June 30, 2006 combines the unaudited condensed consolidated statement of operations of Secure for the six-months ended June 30, 2006 with the unaudited condensed consolidated statement of operations of CipherTrust for the six-months ended June 30, 2006, with pro forma adjustments as if the acquisition and financing transaction had occurred on January 1, 2006. The results for CyberGuard are reflected in Secure’s results in the unaudited pro forma combined financial statements as of June 30, 2006 and for the six-months ended June 30, 2006. The unaudited condensed combined statement of operations for the year ended December 31, 2005 combines the audited consolidated statement of operations of Secure for the year ended December 31, 2005 with the audited consolidated statement of operations of CipherTrust for the year ended December 31, 2005, and with the unaudited consolidated statement of operations of CyberGuard for the twelve months ended December 31, 2005 (CyberGuard’s fiscal years ended on June 30) with pro forma adjustments as if the acquisition and financing transactions had occurred on January 1, 2005.

The unaudited pro forma condensed combined financial statements presented are for informational purposes only and do not purport to represent what Secure’s financial position or results of operations would have been as of the date or for the period presented had the acquisition and the financing transactions in fact occurred on such date or at the beginning of the period indicated, or to project Secure’s financial position or results of operations for any future date or period. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that Secure may achieve in combining CipherTrust and CyberGuard with Secure’s operations nor do they include the effect of any repayments of the borrowings under the senior secured credit facility that have already occurred or that are planned. For purposes of preparing Secure’s consolidated financial statements subsequent to the acquisition, Secure will establish a new basis for the assets and liabilities of CipherTrust based upon the fair values thereof and Secure’s purchase price, including the costs of the acquisition. A final determination of the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been completed. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial statements are preliminary and have been made solely for purposes of developing such unaudited pro forma combined financial statements. Secure will perform an evaluation to determine the fair value of the assets and liabilities of CipherTrust and will make appropriate purchase accounting adjustments upon completion of that evaluation. In addition, the net tangible assets of CipherTrust that Secure acquired as of August 31, 2006 differed from the net tangible assets presented in the unaudited combined pro forma balance sheet as of June 30, 2006. As a result of these factors, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein.

SECURE COMPUTING CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2006

(in thousands)

	Secure	CipherTrust	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$71,158	$14,881	($98,140	)(a)	($12,101)
Investments	31,403	5,440	—		36,843
Accounts receivable, net	30,527	13,213	—		43,740
Inventory, net	3,810	504	—		4,314
Deferred income taxes	3,682	42	—		3,724
Other current assets	10,368	1,847	—		12,215

Total current assets	150,948	35,927	(98,140)		88,735
Property and equipment, net	10,480	2,166	—		12,646
Goodwill	313,429	—	249,956	(b)	563,385
Intangibles, net	45,200	—	—		45,200
Deferred income taxes	13,154	—	—		13,154
Other assets	3,500	3,106	—		6,606

Total assets	$536,711	$41,199	$151,816		$729,726

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,580	$3,605	$—		$8,185
Accrued payroll	7,385	2,464	—		9,849
Other accrued expenses	6,450	2,331	—		8,781
Acquisition reserve	3,378	—	7,084	(c)	10,462
Deferred revenue	51,388	23,188	(15,304	)(f)	59,272
Current portion of long-term debt and borrowings	—	—	900	(a)	900

Total current liabilities	73,181	31,588	(7,320)		97,449
Acquisition reserve - long term	1,801	—	—		1,801
Deferred revenue - long term	16,941	11,064	(7,302	)(f)	20,703
Deferred tax liability - long term	18,723	—	—		18,723
Debt, net of current portion	—	—	89,100	(a)	89,100

Total liabilities	110,646	42,652	74,478		227,776

Convertible preferred stock	63,758	—	—		63,758

Preferred and common stock	541	14	(14	)(d)	541
Additional paid-in capital	454,171	15,625	60,260	(d)(e)	530,056
Accumulated deficit	(90,735)	(17,079)	17,079	(d)	(90,735)
Accumulated other comprehensive loss	(1,670)	(13)	13	(d)	(1,670)

Total stockholders’ equity	362,307	(1,453)	77,338		438,192

Total liabilities and stockholders’ equity	$536,711	$41,199	$151,816		$729,726

See accompanying notes to unaudited pro forma combined financial statements.

SECURE COMPUTING CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2006

(in thousands, except per share amounts)

	Secure	CipherTrust	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Products	$53,702	$17,811	$—		$71,513
Services	27,661	10,259	—		37,920

Total revenues	81,363	28,070	—		109,433
Cost of revenues:
Products	14,876	4,288	25	(b)	19,189
Services	5,004	2,263	26	(b)	7,293
Amortization of purchased intangibles	1,976	—	—		1,976

Total cost of revenues	21,856	6,551	51		28,458
Gross profit	59,507	21,519	(51)		80,975
Operating expenses:
Selling and marketing	33,625	19,505	1,979	(b)	55,109
Research and development	14,726	3,891	71	(b)	18,688
General and administrative	5,917	2,451	(199	)(b)	8,169
Amortization of purchased intangibles	4,680	—	—		4,680
Litigation settlement	2,500	—	—		2,500

Total operating expenses	61,448	25,847	1,851		89,146
Operating loss	(1,941)	(4,328)	(1,902)		(8,171)
Other income/(expense)	1,901	566	(4,165	)(a)	(1,698)

Loss before taxes	(40)	(3,762)	(6,067)		(9,869)
Income tax benefit (expense)	7,356	(216)	—		7,140

Net income (loss)	7,316	(3,978)	(6,067)		(2,729)
Preferred stock accretion	(1,750)	—	—		(1,750)
Charge from beneficial conversion of preferred stock	(12,603)	—	—		(12,603)

Net loss applicable to common shareholders	($7,037)	($3,978)	($6,067)		($17,082)

Basic and diluted loss per share	($0.13)				($0.27)
Weighted average shares outstanding - basic and diluted	52,915				62,915

See accompanying notes to unaudited pro forma condensed combined financial statements.

SECURE COMPUTING CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

(in thousands, except per share amounts)

	Secure	CipherTrust	CyberGuard	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Products	$79,339	$29,022	$38,793	$—		$147,154
Services	29,836	16,394	19,807	—		66,037

Total revenues	109,175	45,416	58,600	—		213,191
Cost of revenues:
Products	16,876	8,063	13,062	(630	)(c)(d)	37,371
Services	5,173	3,041	5,018	(228	)(c)	13,004

Total cost of revenues	22,049	11,104	18,080	(858)		50,375
Gross profit	87,126	34,312	40,520	858		162,816
Operating expenses:
Selling and marketing	42,689	29,235	9,083	(619	)(c)	80,388
Research and development	16,897	5,298	23,163	8,101	(c)(d)	53,459
General and administrative	7,189	5,540	13,171	(291	)(c)	25,609

Total operating expenses	66,775	40,073	45,417	7,191		159,456
Operating income (loss)	20,351	(5,761)	(4,897)	(6,333)		3,360
Other income/(expense)	1,631	378	(449)	(8,741	)(a)(e)	(7,181)

Income (loss) before taxes	21,982	(5,383)	(5,346)	(15,074)		(3,821)
Income tax expense	(608)	(2,507)	(73)	—		(3,188)

Net income (loss)	21,374	(7,890)	(5,419)	(15,074)		(7,009)
Preferred stock accretion	—	—	—	(3,550	)(f)	(3,550)

Net loss applicable to common shareholders	$21,374	($7,890)	($5,419)	($18,624)		($10,559)

Net income (loss) per share - Basic	$0.59					($0.17)
Weighted average shares outstanding - Basic	36,338					62,609
Net income (loss) per share - Diluted	$0.57					($0.17)
Weighted average shares outstanding - Diluted	37,709					62,609

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

Note 1 The Merger with CipherTrust

On August 31, 2006, Secure Computing completed the purchase of substantially all of the assets relating to CipherTrust. Consideration given in exchange for the purchase of CipherTrust includes $188,140 in cash and 10,000 shares of Secure common stock, plus a potential earn out payment of up to $10,000 (the “Earn Out Payment”) payable in cash and in the form of a promissory note. The Earn Out Payment is contingent consideration and will not be included in the purchase price until it is determined that the provisions of the Earn Out Payment have been met. $90,000 of the cash portion of the Merger consideration was financed pursuant to a senior secure debt facility from a syndicate of banks led by Citigroup and UBS Investment Bank.

Secure Computing assumed certain outstanding stock options held by certain CipherTrust employees to purchase CipherTrust common stock. The merger will be treated as a purchase by Secure under accounting principles generally accepted in the United States. Under the purchase method, the purchase price for accounting purposes is calculated using the fair market value of Secure Computing’s common stock issued to CipherTrust shareholders, plus the value of CipherTrust’s stock options assumed by Secure Computing, cash provided to CipherTrust shareholders and estimated acquisition related costs. A preliminary estimate of the purchase price for CipherTrust is as follows:

Number of shares issued	10,000
Multiplied by Secure’s average stock price for the period two days before through the two days after the announcement of the merger	$6.81

$68,100
Estimated fair value of CipherTrust’s stock options to be assumed by Secure	7,785

Estimated fair value of Secure’s common stock to be issued	75,885
Cash issued to CipherTrust’s shareholders funded by Debt	90,000
Cash issued to CipherTrust’s shareholders funded by Secure	95,000
Cash issued for excess working capital funded by Secure	3,140

Total consideration paid in cash and equity	264,025
Estimated merger-related costs to be incurred by Secure	6,050

Estimated purchase price	$270,075

The stock options issued in conjunction with the merger with CipherTrust were valued using the Black-Scholes option pricing model, a generally accepted option valuation methodology, with the following assumptions:

Stock price on date of grant	$6.35
Expected price volatility	83%
Risk free interest rate	4.8%
Weighted-average exercise price	$2.88
Expected dividend yield	0%
Expected life in years	3.0

The stock price on the date of grant was calculated using the average closing price of Secure Computing’s stock for the two days before the date of the merger. The Black-Scholes option-

pricing model with the above assumptions calculated a weighted-average value of $9.32 per share. This value was assigned to the 2,545 unvested stock options expected to be assumed by Secure Computing as of August 31, 2006 to determine a fair value of approximately $23,706. Of the total fair value, $7,785 represents the portion of requisite service already provided since date of grant and was allocated to the purchase price of the acquisition. The remaining $15,921 will be expensed as share based compensation expense over the remaining vesting period of the options.

The unaudited pro forma condensed combined balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the merger been completed as of the beginning of the earliest periods presented. They should not be construed as being a representation of financial position or future operating results of the combined companies. Management does not expect significant changes to the preliminary valuation of the transaction. However, the final purchase price allocation could be significantly different from the amounts reflected in the unaudited pro forma condensed combined information. In addition, the unaudited pro forma condensed combined financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any integration or merger related costs, or any potential cost savings or other synergies that management expects to realize as a result of the merger.

Note 2 Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2006 and the pro forma condensed combined statements of operations for the year ended December 31, 2005 and for the six months ended June 30, 2006, in connection with the proposed merger with CipherTrust are presented below:

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2006

(a)	This adjustment is for the cash issued to CipherTrust stockholders totaling $188,140, of which $98,140 was paid directly by Secure and $90,000 was financed pursuant to a senior secure debt facility from a syndicate of banks led by Citigroup and UBS Investment Bank.

(b)	The fair values of CipherTrust’s assets and liabilities have been estimated for the purpose of allocating the purchase price and determining the pro forma effect of the acquisition on the combined financial statements. The allocation of the excess purchase price, over fair value of the assets acquired and liabilities assumed, to goodwill is based upon a preliminary analysis. Upon completion of a final purchase price allocation, a portion of the excess purchase price may be allocated to certain intangibles that are separable from goodwill or arise from contractual or legal rights, which would result in amortization expense being recorded over the estimated life of the respective intangible assets. Given the uncertainty of finite-lived intangible assets at the time of this filing, sufficient information is not available at this time to provide specifics with regard to intangible assets, including customer contracts and relationships, patents, trademarks and developed technology. The estimated consideration given for the acquisition of $264,025 has preliminarily been assigned to the assets acquired and liabilities assumed as follows (in thousands):

Total current assets	$35,927
Property and equipment	2,166
Other long-term assets	3,106
Goodwill	249,956
Revenue deferred from ongoing contractual obligations at fair value	(11,646)
Other liabilities	(15,484)

$264,025

(c)	This adjustment is an estimate of the liabilities to be accrued in connection with the purchase business combination, consisting primarily of severance costs and professional fees totaling $7,084.

(d)	This adjustment is to eliminate the preferred stock ($9), common stock ($5), additional paid-in capital ($15,625), and accumulated deficit of ($17,079) and accumulated other comprehensive loss ($13) of CipherTrust.

(e)	This adjustment is for the common stock issued to CipherTrust stockholders totaling $68,100 and the fair value of the CipherTrust stock options assumed by Secure totaling $7,785.

(f)	This adjustment is to reflect the write-down of the acquired ongoing contractual obligations at fair value.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Additional interest expense incurred resulting from the following financing transactions related to the purchase of CipherTrust:

	Six Months Ended June 30, 2006	Year Ended December 31, 2005
Borrowings under senior secured credit facility	$3,883	$7,722
Commitment fee for revolving credit facility	50	100
Deferred financing cost amortization	232	464

Additional pro forma interest expense	$4,165	$8,286

$90,000 of the cash portion of the Merger consideration was financed pursuant to a senior secure debt facility from a syndicate of banks led by Citigroup and UBS Investment Bank.

Borrowings to finance the acquisition under the senior secured credit facility bear interest at the Eurodollar rate plus a margin spread that is dependent on Secure’s total leverage ratio. Eurodollar rate borrowings to finance the acquisition have to date had effective interest rates ranging between 5.37% and 5.33% per year. For purposes of the pro forma adjustments to interest expense, an annual interest rate of 5.33% has been utilized.

(b)	This adjustment is to record stock based compensation expense for the six months ended June 30, 2006 for the CipherTrust options assumed under SFAS 123R, “Accounting for Stock-Based Compensation,” net of the reversal of the stock based compensation expense recorded by CipherTrust as of June 30, 2006 under SFAS 123R.

(c)	This adjustment is to eliminate stock based compensation expense for the six-months ended December 31, 2005 for CyberGuard as SFAS 123R was effective as of July 1, 2005 for CyberGuard, but was not effective for Secure Computing until January 1, 2006.

(d)	This adjustment is to record amortization of intangibles acquired in the CyberGuard acquisition, net of reversal of amortization expense recorded by CyberGuard for the intangibles acquired for the acquisitions of SnapGear, Inc. and WebWasher.

(e)	This adjustment is to reflect $455 of interest income forgone due to cash paid to CyberGuard shareholders as if the acquisition occurred at the beginning of the period.

(f)	This adjustment is for the accrued preferred stock dividend due to Warburg Pincus for the financing of the CyberGuard acquisition.

Note 3 Items Not Adjusted

The pro forma statements do not reflect any effect of operating efficiencies, cost savings and other benefits anticipated by Secure’s management as a result of the merger. Additionally, certain integration costs may be recorded subsequent to the merger that, under purchase accounting, will not be treated as part of the CipherTrust purchase price.

Note 4 Pro Forma Net Loss Per Share

The pro forma basic and diluted net loss per share is computed by dividing the pro forma net loss by the pro forma basic and diluted weighted average shares outstanding, assuming Secure Computing’s, CipherTrust and CyberGuard had merged at the beginning of the earliest period presented. All potential common share equivalents for both periods presented for all three entities were excluded from the diluted weighted average shares outstanding as inclusion of these shares would be anti-dilutive. The pro forma weighted average basic and diluted number of shares outstanding is calculated as follows for the year ended December 31, 2005 and for the six months ended June 30, 2006 (in thousands):

Basic and Diluted
For the year ended December 31, 2005:
CyberGuard shares outstanding	32,541
Conversion ratio	0.5

Secure shares issued to CyberGuard shareholders	16,271
Secure Computing shares issued to CipherTrust shareholders	10,000
Add Secure Computing’s weighted average shares outstanding	36,338

Pro forma combined weighted average shares outstanding	62,609

Basic and Diluted
For the six months ended June 30, 2006:
Secure Computing shares issued to CipherTrust shareholders	10,000
Add Secure Computing’s weighted average shares outstanding	52,915

Pro forma combined weighted average shares outstanding	62,915